Exhibit 99.1

VITAMIN SHOPPE, INC. 300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 VitaminShoppe.com	NEWS RELEASE

THE VITAMIN SHOPPE® ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

SECAUCUS, NJ (July 23, 2018) – Vitamin Shoppe, Inc. (NYSE: VSI) (the “Company”), an omni-channel, specialty retailer of nutritional products, today announced that it has appointed Sharon M. Leite as Chief Executive Officer, effective August 27, 2018. She will also become a member of the Board of Directors.

Commenting on the appointment, Alex Smith, Chairman of the Board, stated, “On behalf of the Board of Directors, we are excited to have such a talented executive as our new CEO. Sharon’s broad experience and impressive track record makes her an ideal choice to lead both our turnaround and future growth.”

Sharon Leite stated, “I want to thank the Board for this opportunity and look forward to working with the leadership team and all The Vitamin Shoppe Health Enthusiasts®. I share their passion for health and wellness and for providing customers with the best shopping experience.”

Prior to joining The Vitamin Shoppe, Ms. Leite was the President, of Godiva Chocolatier in North America since October 2017. She led the business across all channels, including, stores, E-Commerce and Wholesale. Prior to that, Ms. Leite was the President of Sally Beauty, US and Canada, an international specialty retailer and distributor of professional beauty products, with over 3,000 stores. Ms. Leite spent close to a decade at Pier 1 Imports with her last position in 2016 as Executive Vice President of Sales, Customer Experience, & Real Estate. Earlier in her career, Ms. Leite held various executive leadership roles at Bath and Body Works as well as various sales and operations positions with other prominent retailers including Gap, Inc., The Walt Disney Company and Express.

Ms. Leite has been a Director of Tandy Leather Factory, Inc. since June 2017 and is also on the Board of Texas Christian University’s Neeley School of Business. Additionally, she was a founding member of the Store Operations Council and also serves on the board of The Retail Analytics Council.

In connection with Ms. Leite’s hiring, on August 27, 2018, the Compensation Committee of Vitamin Shoppe, Inc.’s Board of Directors will award Ms. Leite an equity grant of performance share units, valued at $1,000,000, as of the grant date (with maximum performance resulting in 150% settlement of such award in shares of the Company’s common stock), vesting 50% based on the Company’s achievement of revenue targets and 50% based on the Company’s achievement of adjusted EBITDA targets over calendar years 2019, 2020, 2021, in each case, subject to Ms. Leite’s continued employment with the Company (the “Inducement Award”). In the event of a Change in Control (as defined in the Vitamin Shoppe 2018 Long-Term Incentive Plan (the “LTIP”)), the PSUs will be converted into a number of restricted stock units (“Converted RSUs”) equal to the target number of PSUs granted, and the Converted RSUs will be subject to cliff vesting such that if Ms. Leite remains employed through the end of fiscal year 2021 (“Cliff Vesting Date”), the Converted RSUs will vest. Notwithstanding the foregoing, the Converted RSUs will accelerate vesting 100% (i) if the Converted RSUs are not assumed by an acquirer in a Change in Control or (ii) an acquirer does assume the Converted RSUs and prior to the earlier of (A) the second anniversary of the Change in Control or (B) the Cliff Vesting Date, Ms. Leite experiences a “Good Leaver” termination (as defined in the Inducement Award); provided that if the Good Leaver termination occurs on or following the second anniversary of the Change in Control but prior to the Cliff Vesting Date, a pro rata portion of the Converted RSUs will immediately vest base on the number of days that Ms. Leite is employed during the performance period.

The Inducement Award was granted outside of the LTIP (but generally incorporates the terms and conditions of the LTIP), in reliance on the employment inducement exemption under NYSE 303A.08, which requires public announcement of inducement awards. The Company is issuing this press release pursuant to the requirements of Rule 303A.08.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

The Vitamin Shoppe is an omni-channel, specialty retailer and wellness lifestyle company based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive assortment of nutritional solutions including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and natural beauty aids. In addition to offering products from approximately 1,000 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, and Next Step® brands. The Vitamin Shoppe conducts business through more than 775 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and through its website, www.vitaminshoppe.com.

Analysts and Investors: Kathleen Heaney, 201-552-6430 kathleen.heaney@vitaminshoppe.com;	Media: Crystal Carroll, 201-552-6328, crystal.carroll@vitaminshoppe.com

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